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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

   We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 2 to the Registration Statement on Form S-3, and the related Prospectus of Reebok International Ltd. (the "Company") for the registration of $250,000,000 aggregate principal amount of 4 1/4% Convertible Debentures due March 1, 2021 (the "Debentures") of the Company and to the incorporation by reference therein of our report dated January 29, 2002 with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                            Ernst & Young LLP

                                            /s/ Ernst & Young LLP


Boston, Massachusetts
March 22, 2002